Exhibit 10.1

SURFACE USE AND SETTLEMENT AGREEMENT

This SURFACE USE & SETTLEMENT AGREEMENT (“Agreement”) is entered into to be effective as of November 17, 2015 (the “Effective Date”) by and between COLLINS & WALLACE HOLDINGS, LLC, a Texas limited liability company, having an address of 508 W. Wall Street, Suite 1200, Midland, Texas 79701 (“Owner”), and RSP PERMIAN, L.L.C., a Delaware limited liability company, having an address of 3141 Hood Street, Suite 500, Dallas, Texas 75219 (“Operator”).  All of the parties hereto may collectively be referred to as “Parties” or each individually as a “Party.”

Recitals

WHEREAS, Owner owns the surface estate in and to certain lands lying within Section 10, Block X, H.P. Hilliard Survey, Midland County, Texas, said lands being more particularly described in Exhibit A attached hereto (the “Strip”); and

WHEREAS, Wolfberry Partners Resources LLC (“WPR”) owns or controls certain leasehold interests in Sections 3 (“Section 3”) and 10 (“Section 10”) Block X, H.P. Hilliard Survey, Midland County, Texas by virtue of multiple oil and gas leases, hereinafter collectively referred to as the “Lease,” and WPR and Owner have agreed that drilling and completion operations relating to such leasehold will occur on the Strip. Such leasehold interests will be assigned from WPR to the Operator by a separate agreement or agreements and executed contemporaneously with this Agreement; and

WHEREAS, Owner and Operator desire to agree upon certain terms for Operator’s use of the Strip in connection with oil and gas exploration pursuant to the Lease and for the payment of specified sums for such use, in lieu of any actual damages caused by operations on the Strip in compliance with this Agreement.

NOW THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

Surface Use Defined

1.1                     For purposes of this Agreement, “Surface Use” shall mean such use of the Strip as is reasonably necessary for the exploration, exploitation, production, and development of the oil and gas estate underlying Section 3 and Section 10 pursuant to the Lease and other lands as may be developed by Operator, including, but not limited to:

a.              ingress and egress across the Strip;

b.              constructing, maintaining, improving, utilizing and operating one or more roads across the Strip, subject however to the rights of others not a party to this Agreement that are of record as of the Effective Date of this Agreement;

c.               the right to drill one or more disposal well(s) and dispose of Produced Water (as hereinafter defined) on the Strip;

d.              installing, operating, maintaining, repairing and replacing one or more pipelines and/or gathering lines to transport oil, gas and Produced Water (as hereinafter defined) across the Strip;

e.               installing, operating, maintaining, repairing and replacing one or more electric utility and/or communication lines across the Strip;

f.                constructing, maintaining, improving, utilizing and operating one or more pad sites (“Drillsite Location”) for drilling, completing, reworking, fracing, testing, equipping, operating and producing one or multiple oil and gas wells on each Drillsite Location on the Strip;

g.               constructing, maintaining, improving, utilizing and operating all associated equipment and facilities, including, without limitation, oil and water storage tanks, flow lines, meters, heater treaters, free water knockouts, flare stack and vapor recovery units and other like equipment reasonably necessary to operate, maintain and produce said oil and gas wells (“Tank Battery”); and

h.              the drilling and completion of one or more water supply well(s) on the Strip.

Article 2

Surface Use Generally

2.1       Owner hereby grants Operator the sole and exclusive use of the Strip, provided that Owner excepts and retains the right to grant easements and rights of way for roads, pipelines, power lines and other purposes, and provided further, that such easements and rights of way shall not interfere with Operator’s operations or use of the Strip for the purposes provided herein. If Owner desires to grant said easements or right of ways, then Owner shall notify Operator of its desire to grant said easements or rights of way. Operator will then have ten (10) days after the receipt of such request to respond to Owner’s proposal advising if any such easement or right of way would unreasonably interfere with Operator’s operations or use of the Strip for the purposes provided herein. Operator and Owner agree that Operator’s operations under this Agreement shall be restricted to the Strip and any operations which should be reasonably necessary to occur on Section 10 and off the Strip shall be subject to the Paragraph № 13 in (i) that certain Oil & Gas Lease dated October 15, 2014, Andrew Investments, LP, et al, Lessor, WPR, Lessee recorded as Document № 2015-4329, OPR, Midland County, Texas and (ii) that certain Oil & Gas Lease dated October 15, 2014, Andrew Investments, LP, Lessor, WPR, Lessee, recorded as Document № 2015-4330, OPR, Midland County, Texas, wherein such surface use provisions contained in said leases are set forth in Exhibit B, along with complete copies of said leases attached hereto as Exhibit B and hereinafter referred as the “Off-Strip Provisions”.  Owner agrees it has made verbal agreements with the surface owner to the south of the Strip providing for (i) a frac pit and (ii) the use of the surface of Section 10 one hundred feet (100’) south of the Strip to accommodate the Drillsite Locations during drilling and completion operations. To accommodate the extension of a city street in the vicinity, the frac pit may not be located farther south than 1,200 feet from the north line of Section 10.

2.2       Operator shall conduct all operations on the Strip in a good and workmanlike manner, in keeping with the standard of conduct of a reasonably prudent operator and shall make a good faith effort not violate any laws, rules, orders or regulations that are applicable to Operator’s operations on the Strip.

Article 3

Payment for and Restrictions on Surface Use

3.1       In return for the Surface Use as contemplated herein, Operator shall pay Owner in accordance with the schedule set forth in Schedule 3.1 below for its operations on the Strip:

Schedule 3.1

Surface Use	Payment
Drillsite Location

$30,000.00 per wellbore. For payment purposes only, Drillsite Location includes costs associated with all new road construction, pipeline(s), flowline(s), overhead power line(s), and any similar improvements of whatever nature.

Tank Battery	$50,000.
Salt Water Disposal Well Site	See Article 4.7
Geophysical operations	Per the then-current Rate & Damage Schedule published by the University of Texas System.
Water Well Site Santa Rosa or Fresh Water (both Santa Rosa & fresh water hereinafter collectively referred to as “Fresh Water”)

No consideration for a well site; for Santa Rosa water produced and sold hereunder, $0.15 per barrel until Payout (defined below) of each Santa Rosa well and $0.30 thereafter; for all other fresh water produced and sold hereunder, $0.38 per barrel.

Excess Caliche (defined below)	No consideration
Additional Caliche (defined below)	$3.50 per yard. No caliche pit shall be opened on the Strip.

“Payout” as that term is used herein, means for each Santa Rosa well, the point when Operator produces 1.7 million barrels of water from each such Santa Rosa well that may be or which has been drilled on the Strip. For clarity and by way of example only, if two Santa Rosa wells have been drilled on the Strip and one has produced 1.7 million barrels and the other has not, Santa Rosa water will be sold from the well that has reached Payout at a fee of $0.30 per barrel, and Santa Rosa water will be sold from the well that has not reached Payout at a fee of $0.15 per barrel.

“Excess Caliche” as that term is used herein, means caliche that Operator may unearth during its normal construction and recovery of the Drillsite Locations or reserve pits.

“Additional Caliche” as that term is used herein, means any caliche used from the Strip (i) other than Excess Caliche or (ii) which may be taken from the Strip and used on other lands.

Article 4

Specific Items of Surface Use

4.1                     Roads.

a.                   Operator will have the right to use existing roads or build new roads on the Strip on as determined by Operator.

b.                   Roads shall be topped with caliche and Operator shall maintain all such roads in good repair, watered to the extent reasonably necessary to avoid excessive dust.  To the extent that a road constructed by Operator crosses a natural drainage, Operator agrees to install a culvert at such crossing.  Owner may use any roads constructed or improved by Operator in connection with Owner’s use(s) of the Strip.

4.2               Drillsite Locations.

a.                   Payment for any Drillsite Location shall be paid on a per well basis, and also shall be deemed to include payment for the right to construct any and all new roads, pipeline(s), flowline(s), overhead power line(s) and any related or similar improvements of whatever nature and kind in accordance with the provisions of this Agreement, other than for the payment of fresh water and/or Santa Rosa water. Operator shall pay for each well no later than thirty (30) days prior to the anticipated spud date of such well. Drillsite Locations shall be cleaned as promptly as practicable after such operations are completed and, in connection therewith, all oil and/or gas waste materials, cuttings and pit liners will be deep buried, and all junk, pieces of iron, pipes and other debris shall be removed.  All excavations shall be backfilled, compacted and leveled

b.                   As wells are completed, and at such time as a reserve pit will no longer be used by Operator, the reserve pit for that well(s) will be de-watered and closed in accordance with the regulations and requirements of the Texas Railroad Commission and the City of Midland Drilling Ordinance № 8769 (the “COM”). Once the pit has been adequately dried, the perimeter edges of the liner shall be cut and removed to the end that no portion of the pit liner shall thereafter be exposed to the surface.  The pit shall then be backfilled, compacted and leveled.  All cuttings and any solid content of the pit and remaining pit liner shall be placed in a new containment liner and buried in a pit not less than 9’ deep to the bottom thereof and shall then be covered with top soil and shall be level with the surrounding soil and not less than 3’ from the surface to the top of the containment liner.  The pit shall be closed and the foregoing completed within 180 days following the completion of the last well drilled that utilizes that pit. A survey plat by a registered surveyor shall be prepared showing the location of the deep burial and such survey plat shall be attached to an “Affidavit of Pit Closure” and filed in the records of Midland County, Texas with a recorded copy furnished to the City of Midland, all in accordance with the COM.

c.                    All pits located on the Strip by Operator will be fenced and the Tank Battery location shall utilize a fluid containment system in accordance with the requirements of the COM and the perimeter shall be diked.

d.                   Operator shall place temporary fences around the pumping unit(s), and/or Tank Battery of such a height and construction as specified by the COM.  Such fencing shall be maintained in a closed and secure position until such time as each well on the Drillsite Location has been plugged and abandoned.  All combination lock codes and/or gate codes shall be provided to Owner.

e.                    Operator agrees that each Drillsite Location cannot extend any further than 100 feet (100’) south and beyond the Strip pursuant to the Off Strip Provisions.  Within three months after Operator completes the last well on a Drillsite Location, such Drillsite Location shall be contracted to the area within the Strip, as subject to the Off-Strip Provisions.  All structures, facilities and equipment shall be removed from outside such designated production location, and all caliche shall be removed therefrom and top soil retained or returned, and compacted to the required density for residential development, and leveled.

4.3                               Frac Pits and Disposal of Drilling Fluids.

a.                   Owner and Operator will use their best efforts to enter into a “Frac Pit Agreement” by and between Owner and the land owner identified on Exhibit C to this Agreement and/or his affiliate within 30 days after the Effective Date, and if such Frac Pit Agreement is finalized, the Frac Pit Agreement shall be incorporated into this Agreement as Exhibit C and shall be assigned to Operator.  The frac pit shall be lined with a non-permeable liner prior to use, and upon completion of its use, will be de-watered and closed in accordance with the requirements of the Texas Railroad Commission.  Once the pit has been adequately dried, the perimeter edges of the liner shall be cut and removed to the end that no portion of the pit liner shall thereafter be exposed to the surface.  The pit shall then be backfilled, compacted to the required density for residential development, and leveled.  Any solid content of the pit and the remaining liner shall be placed in a new containment liner and buried in a pit not less than nine feet deep to the bottom thereof, and shall then be covered with topsoil that shall be level with the surrounding soil, and not less than three feet from the surface to the top of the containment liner. A survey plat by a registered surveyor shall be prepared showing the location of the deep burial and such survey plat shall be attached to an “Affidavit of Pit Closure” and filed in the records of Midland County, Texas with a recorded copy furnished to the City of Midland, all in accordance with the COM.

b.                   Except as authorized by this Agreement, Operator agrees not to dispose of drilling fluids on the surface of the Strip or into any well bore located on the Strip without the prior written consent of Owner.

4.4                               Flowlines & Pipelines.

a.                   As Section 10, or portions thereof, become more fully developed with residential and/or commercial development, the COM or adjacent surface developer may request that flowlines and pipelines be buried to the extent that burial is reasonably necessary to permit the continued development of Section 10. Owner has agreed to work cooperatively with the adjacent surface developer, but is not obligated to bury any flowlines and/or pipelines unless required by the COM.  If such requirement is made by COM, Operator shall be responsible for working with the COM and/or the surface developer to determine costs and actual labor for any burial of such lines and shall bear any costs associated with same.

b.                   Owner maintains and reserves the right to grant pipeline easements to third parties as same may be necessary to transport oil, gas, Fresh Water and Produced Water (as hereinafter defined) across the Strip, provided that such easements will not unduly interfere with Operator’s operations thereon.

4.5                     Power Lines.  Operator shall have the right to install overhead power lines on the Strip in accordance with the COM and approved City drilling permit.  Owner maintains and reserves the right to grant power line easements to third parties as same may be necessary, provided that such easements will not unduly interfere with Operator’s operations thereon.

4.6                     Use of Water.

a.                   Operator shall have the right to purchase Owner’s Fresh Water for its own oil and gas operations on the Strip.  In this regard, Operator may drill one or more water wells on the Strip and equip the same for production, including the installation of a meter on each water well for measurement of Fresh Water from each water well. Owner shall have the right to install a check meter on each of the water wells drilled by Operator. Additionally, Owner reserves the right to drill its own fresh water wells and install water storage on the Strip for purposes that it deems necessary. Operator shall obtain an initial water analysis from all water wells located on the Strip prior to purchasing any Fresh Water from said well(s), and a copy of such analysis shall be timely provided to Owner.

b.                   For all Fresh Water produced from water wells located on the Strip, Operator will pay Owner the sums described in Schedule 3.1 in this Agreement.  Operator shall also have the right to purchase Owner’s Fresh Water for its own oil and gas operations on other lands.  For all such Fresh Water produced from the Strip but used by Operator for its own oil and gas operations on other lands, Operator shall pay Owner the sums provided for in Schedule 3.1 herein. Operator maintains the right to purchase water from third parties off the Strip to use for its operations on the Strip. If either Operator or Owner has drilled a water well(s) on the Strip, and if Operator has a bona fide written offer with a third party to purchase Fresh Water off the Strip at similar terms and at a rate being less than the rate to be paid to Owner for Fresh Water from the Strip, Owner shall have the option of matching such terms and rate such that Operator will purchase Fresh Water from Owner which is produced from the Strip. If Owner cannot meet Operator’s water volume demands, Operator maintains the right to supplement purchases of Fresh Water from Owner with purchases of Fresh Water from third parties. This provision shall not be construed to require Operator to drill a water well(s) on the Strip, nor shall this provision prevent Owner from drilling a water well on the Strip for the sale of Fresh Water to Operator at the rate equivalent to the bona fide writer offer from a third party.

c.                    Upon the expiration of this Agreement as defined in Article 8.5 herein, any such water well(s) and all casing and equipment therein shall be transferred to the Owner, without consideration other than the assumption by Owner of any obligation to plug and abandon such well.  No fresh water from any water well(s) located on the Strip may be used for secondary recovery efforts.  Operator maintains the right to purchase water off the Strip and from third parties for operations being conducted on the Strip at locations of the Operator’s choice and Owner maintains the right to sell Owner’s Fresh Water produced from water well(s) that Owner has drilled on the Strip to third parties at locations of Owner’s choice so long as such sales do not unreasonably interfere with Operator’s operations or use of the Strip for the purposes provided herein.

d.                   Operator shall read the meter from each water well located on the Strip on the last day of each month that Fresh Water is produced from the Strip and prepare a statement of such meter readings which includes the number of barrels of Fresh Water produced during the prior month, along with the cumulative number of barrels of Fresh Water produced from each water well. The statement along with the fee stated in Article 4.6.a. above shall be provided/paid to Owner on a monthly basis, on or before the fifteenth (15th) day of each calendar month for the number of barrels of Fresh Water produced during the previous calendar month.

4.7                     Disposal of Produced Water.

a.                   Subject to the conditions of this Agreement, Operator is granted the right to drill, complete and equip, operate repair and maintain one or more disposal wells on the Strip (the “SWD Well(s)”) and install, operate and maintain a saltwater disposal system or systems utilizing a site or sites on the Strip for the purpose of disposing of Produced Water, as hereafter defined from Operator’s wells as hereinafter provided. The term “Produced Water” as used in this Agreement shall mean salt water and related liquids separated from oil and gas produced from oil and gas wells. No other substances may be injected into the SWD Well(s) without Owner’s written permission. Operator maintains the right to dispose of water off the Strip with third parties for operations being conducted on the Strip at locations of the Operator’s choice.  If Operator has drilled a SWD Well(s) on the Strip, and if Operator has a bona fide offer with a third party with the disposal fee being less than the fee to be paid to Owner for disposal of Produced Water produced from the Strip, Owner shall have the option of matching such disposal fee such that Produced Water produced from the Strip shall be disposed into a SWD Well on the Strip. This provision shall not be construed to require Operator to drill an SWD Well(s) on the Strip.

b.                   The SWD Well(s) shall be drilled, completed, maintained and operated by Operator in accordance with the COM requirements. Additionally, Operator shall fully comply with all rules and regulations of the Railroad Commission of Texas, or successor authority, (herein the “RRC”), the COM, and of any other governmental authority having jurisdiction over its operations. Operator shall maintain the SWD Well(s) and disposal facilities so as to prevent the contamination or pollution of any of the Strip, ground water or subsurface water. All SWD storage and handling facilities shall be adequately bermed so as to contain, in the event of a leak or spill, not less than that percentage of the total fluid volume to be stored therein as required by the COM. The amounts provided for in this Agreement as compensation for the construction and operation of an SWD Well(s) and related system shall not be considered as compensation for damages occurring from a spill or leak subsequent to commencement of the first disposal operations, and Operator agrees to pay to Owner a reasonable amount for any damages that may result from a spill or leak occurring subsequent to the first disposal operations.

c.                    Operator shall conduct mechanical integrity tests in accordance with the regulations of the RRC by conducting pressure tests to determine whether the well, tubing, packer and casing have sufficient mechanical integrity to meet the performance standards of the RRC. Such tests shall be performed prior to beginning disposal operations, and at a minimum on an annual basis thereafter, including after each workover of any such SWD Well(s) and copies of the results of such tests shall be promptly provided to Owner. In the event that any such integrity test shall fail RRC standards as to any such SWD Well(s), Operator shall promptly notify Owner of such failure and cease disposal operations in said well until the SWD Well(s) is brought into compliance.

d.                   Operator shall pay to Owner as a disposal fee, on a monthly basis, fifteen cents (15¢) per barrel for each barrel of Produced Water disposed into the SWD Well(s). The monthly disposal fee shall be paid on or before the fifteenth (15th) day of each calendar month for the number of barrels of Produced Water disposed into the SWD Well(s) during the previous calendar month. Each payment shall include a statement showing the number of barrels of Produced Water disposed in the SWD Well(s) in the prior month. After five years from the Effective Date hereof, the disposal fee shall be adjusted in proportion that the closing spot price for West Texas Intermediate Crude Oil on January 1, 2020 is to the closing spot price for said commodity on August 3, 2015, said closing spot price on such date being forty five dollars and 25/100 ($45.25) per forty-two (42) gallon barrel of oil (“August Closing Spot Price”). Thereafter, annually on January 1 of each succeeding year, the disposal fee shall be adjusted in the same manner and proportion using the ratio of the current year and the immediately preceding year, but shall never be less than fifteen cents (15¢) per barrel.

e.                    The amounts of water injected into the SWD Well(s) shall be accurately measured by Operator by use of equipment meeting American Petroleum Institute specifications. Such amounts shall be reported to Owner each month along with payment of the disposal fee as provided in Article 4.7.d. above. Operator shall have the measurement equipment tested for accuracy at least annually. Owner shall have the right to conduct its own independent test of the measurement equipment for accuracy and shall be notified in writing not less than 48 hours prior to any test or calibration of measuring equipment, and shall have the right to be present and witness such test or calibration in person or by representative.

f.                     Insofar as the Lease requires, SWD Well(s)’ disposal system shall include equipment for removing skim oil from the Produced Water to be disposed in the SWD Well(s). All volumes of skim oil recovered from Produced Water from the Lease shall be allocated back to the Lease on the basis of total fluid delivered from each lease or well, for the purpose of payment of royalty to lessors of such leases.

g.                    Upon Owner’s written request, Operator shall furnish to Owner all forms, document or correspondence filed with the RRC or other governmental authority having jurisdiction over the disposal operations, which affect or relate to the Operator’s disposal operations.

h.                   Operator shall promptly notify Owner of any spill or leak of a reportable quantity or more onto the Strip or the Lands and shall promptly take all reasonable actions necessary to clean up and/or remediate same.  Operator shall also be responsible for any and all costs associated with remediation in the event of any contamination or pollution of the Strip, both surface and subsurface as stated in Article 6 herein.

i.                       Upon Operator’s cessation of operations of any SWD Well(s), Operator shall plug and abandon the SWD Well(s) in accordance with the COM and RRC rules and regulations and shall remove all of Operator’s equipment and shall restore and remediate the surface of the location of the SWD Well(s) to its original condition as nearly as practicable, all in accordance with this Agreement.

j.                      The covenants and obligations contained in this Article 4.7 shall be covenants running with the lands and shall be binding upon the Operator, its successors and assigns.

4.8                     Trash.  Operator will use reasonable efforts to keep the Strip free of trash and debris generated by its activities thereon.  Except as otherwise provided by this Agreement, Operator shall not bury any trash, debris or foreign material of any kind on or under the Strip.

4.9                     Alcohol Prohibited.  No employee, representative, contractor or any other person allowed by Operator or Owner to come upon the Strip shall be permitted to bring alcoholic beverages or illegal drugs on the Strip at any time.

4.10              Weeds.  Operator shall make reasonable efforts to keep areas around oil and gas wellheads, Tank Battery sites, production facilities, cattleguards and all of Operator’s facilities free of tumbleweeds, cockleburs and other noxious vegetation.

4.11              Speed Limit.  A speed limit of twenty-five (25) miles per hour shall be observed by Operator and Owner and their agents, employees, contractors and/or subcontractors.

4.12              Storage of Equipment and Machinery.  Unless otherwise agreed to in writing by Owner, Operator shall use no part of the Strip to store machinery, rigs, equipment, pipe or other property of Operator while it is not in active use.

4.13              Fencing & Landscaping.  Owner is required to adhere to the COM regulations regarding fencing and landscaping at or near the location of wells drilled by Operator.  Operator shall install a fence around each Drillsite Location, which fence shall be consistent with the fencing in the adjacent subdivision, but in any event, of a quality and style equivalent to that fencing which is around oil and gas operations in Pavilion Park, Section 8 or Daybreak Addition, unless the Operator shall otherwise agree with Owner and/or the adjacent surface developer, and shall be consistent with the requirements of the COM. Such fence shall replace the temporary fencing described in Article 4.2 hereof.  All landscaping outside of such fence and on the Drillsite Location shall be at the sole cost and expense of Operator and shall comply with all landscaping requirements of the COM. As an alternative to the Operator complying with the landscaping requirements of the COM, and the foregoing permanent fencing requirements, the Owner and Operator agree to negotiate with the adjacent surface developer to attempt to agree to a price for which Operator will be responsible to pay to the adjacent surface developer which will allow the developer to install and maintain fencing and landscaping.

4.14              Access to the Strip.  WPR, through its operator, High Sky Partners LLC, has entered into that certain Surface Lease Agreement dated effective September 1, 2013 with Occidental Permian Ltd. which provides access to the Strip through South Curtis Ranch to a gate and cattlegard located near the northwest corner of the Strip, as well as access to the Strip at a point in the northeast corner of Section 10, where a gate/cattleguard has not yet been installed.  Operator agrees that it shall be subject to the terms and conditions of such agreement, including the requirement that all gates entering onto the Strip shall be closed after access through same and that such gates shall not be left open. Keypad codes and/or combination lock codes for any gate(s) installed by Operator providing access to the Strip or facilities shall be provided to Owner.

Article 5

Removal of Property

5.1                               Removal of Property.  Except as otherwise provided in this Agreement, Operator shall have the right at any time during or within twelve (12) months after the expiration of this Agreement (as defined in Article 8.5 herein) to remove all property and fixtures placed on the Strip by Operator, including the right to draw and remove all casing then belonging to Operator.  If Operator fails to remove such property and fixtures within the allotted time, then such property and fixtures shall, at the election of Owner either become the property of Owner or Owner may have such property and fixtures removed at the sole expense of Operator; provided, however, under no circumstance shall Operator be excused from any liability to plug any abandoned wells.

5.2                               Remediation of Drillsite Locations.  Within one hundred eighty (180) days after the plugging and abandonment of the last well drilled on a Drillsite Location, Operator shall restore, remediate and re-seed the surface of such Drillsite Location to as nearly as practicable its original condition, including the removal of caliche, property and fixtures placed thereon.

Article 6

Environmental Protection

6.1                               Liability for any Environmental Liability or Obligations Attributable to Oil and Gas Activities and Other Surface Use Activities.

a.                   Compliance.  It is the express intent of the parties to this Agreement that Operator assume full responsibility for complying with all pollution laws, environmental laws, or other applicable laws now in effect or hereafter enacted applicable to Operator and its operations pursuant to this Agreement and that Operator take full responsibility for all cleanup costs and damages that result, directly or indirectly from the actions or failures to act of Operator, or its agents, contractors, employees, subcontractors or others on the Strip on behalf of Operator (collectively “Operator Parties”).  It is the express intent of the parties to this Agreement that Owner assume full responsibility for complying with all pollution laws, environmental laws, or other applicable laws now in effect or hereafter enacted applicable to Owner and its activities on the Strip and that Owner take full responsibility for all cleanup costs and damages that result, directly or indirectly from the actions or failures to act of Owner, or its agents, contractors, employees, subcontractors or others on the Strip on behalf of Owner (collectively “Owner Parties”).

b.                   Underground Storage Tanks on the Strip.  Neither Operator nor Owner shall place any underground storage tanks on the Strip.

c.                    PCBs on the Strip.  Operator and Owner promise and shall ensure that none of the equipment or substances owned, used or brought on to the Strip by them shall contain any polychlorinated biphenyls (PCBs).

d.                   Necessary Investigations, Testing and Cleanup.  Operator promises and shall undertake and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to clean up any pollution or hazardous materials, the presence of which was caused in whole or in part by any acts or omissions of Operator Parties on the Strip:  (i) in accordance with all applicable laws and pollution laws; (ii) to the reasonable satisfaction of Owner; and (iii) in accordance with the orders and directives of all governmental authorities.  Owner promises and shall undertake and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to clean up any pollution or hazardous materials, the presence of which was caused in whole or in part by any acts or omissions of Owner Parties on the Strip:  (i) in accordance with all applicable laws and pollution laws; (ii) to the reasonable satisfaction of Operator; and (iii) in accordance with the orders and directives of all governmental authorities.

e.                    Operator to Properly Dispose of Substances Produced.  Operator shall store and dispose of oil, gas, and other substances produced from the Strip pursuant to the terms hereof in accordance with all applicable laws and pollution laws.

Article 7

Arbitration and Enforcement

7.1                               Arbitration.  The Parties hereby covenant that no dispute or controversy relating to this Agreement shall become the subject of court action, but that such dispute or controversy shall be presented to an arbitration panel subject to the terms of the Texas General Arbitration Act and as herein provided.  The decision of the panel shall be final and binding as to all Parties and their privies without the right of appeal.  Any Party may initiate the arbitration process by written notice to any or all Parties affected by the dispute.  Within thirty (30) days of the date one Party gives notice to the others in writing of its election to arbitrate, that Party shall appoint an arbitrator and within thirty (30) days thereafter the opposing Party or Parties shall appoint an arbitrator.  The two appointed arbitrators shall then within fifteen (15) days after appointment of the second arbitrator appoint a third arbitrator, all to hear the dispute.  Such dispute shall be handled as expeditiously as possible and the award of the arbitration panel shall be delivered not less than six (6) months from the date of the selection of the three arbitrators.

7.2                               Enforcement.  The obligations of Operator hereunder may be enforced by Owner, at any time.

Article 8

Miscellaneous

8.1                               Release of Claims.  In consideration for the receipt of the payments described herein, Owner does hereby agree to settle, waive and release Operator from (i) any and all claims for payment for Surface Use in addition to the payments as described herein; and (ii) any and all liability for damages caused to the surface of the Strip in the exercise of the Surface Use rights granted herein, except for damages resulting from spills, leaks, overflows or other environmental contamination and damages caused by the gross negligence or willful misconduct of Operator.

8.2                               Remedy.  If Owner finds that Operator has violated any provision of this Agreement, then Owner shall provide Operator written notice of such violation. Operator will then have ninety (90) days from receipt of notice, unless such cure must be remedied in a shorter time pursuant to the COM to cure such breach without incurring any penalty under this Agreement or otherwise.

8.3                               Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns and the terms hereof shall be deemed to run with the Strip.

8.4                               Allocation of payments to Owner.  All of the surface damages and surface compensation to be paid hereunder shall be payable to Owner.

8.5                               Term.  This Agreement shall remain in full force and effect from the Effective Date and for so long as the Lease remains or is continued in force as to any part of Section 3 and Section 10, whether by production, extension, renewal or otherwise.

8.6                               No Recordation.  The Parties agree that this Agreement shall not be filed of record unless required to do so by operation of law or court order.  The Parties further agree that they will only file a Memorandum of Surface Use and Settlement Agreement, such memorandum to be filed with the County Clerk of Midland County, Texas.  The Parties agree that each will not disclose the terms of this Agreement, except each Party may disclose the terms of this Agreement to its directors, officers, employees, affiliates, agents and advisors, and to any person or entity that has proposed to purchase all or a portion of Owner’s or Operators interest in the Strip or operations thereon or adjacent to, provided that Owner or Operator, as applicable, ensures that any person or entity to whom it discloses the terms of this Agreement agrees to be bound to the same obligations of non-disclosure as to which Owner or Operator has bound itself; provided further that, Operator may describe this Agreement in a press release or other public announcement, or public statement or comment in response to any inquiry, made without Owner’s approval, and Operator may file with any regulatory or governmental body this Agreement to comply with applicable laws or stock exchange rules or regulations.

8.7                               Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by judicial order or decision to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held to be invalid, shall be enforced to the fullest extent permitted by law.

8.8                               Waiver.  No wavier of any provision of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Likewise, the failure of Owner to enforce any provision of this Agreement shall not be deemed nor shall constitute a waiver of the right of Owner to enforce such provision.

8.9                               Governing Law.  Except as otherwise provided herein, this Agreement shall be governed by the applicable laws of the State of Texas; Midland County shall be considered a proper forum or jurisdiction for any disputes arising in connection with this Agreement.

8.10                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed the original, and all of which together shall constitute a single instrument.

8.11                        Representations and Warranties.  Each Party represents and warrants that it is authorized to enter into this Agreement.  Each Party further represents and warrants that it is fully capable of performing all obligations created by this Agreement.  Neither Party is aware of any fact or circumstance that exists at the time this Agreement is entered that would preclude or impair the enforceability of this Agreement.

8.12                        Further Acts.  Each Party hereto agrees to perform all such other and further acts as may be necessary to render this Agreement valid and enforceable.

8.13                        Time of the Essence. Although time is of the essence with respect to the obligations of each of the parties hereto, the parties recognize that this Agreement is entered into at a time when some services and some materials are difficult to obtain.  Each of the time periods prescribed herein shall be deemed subject to reasonable extension, to the extent necessary to accommodate the unavailability of materials, workmen or equipment, which could not be overcome with good faith, timely efforts.

8.14                        Entire Agreement.  This Agreement, which includes the recitals set forth above, sets forth all understandings between the Parties respecting the subject matter of this Agreement, and all prior agreements, understandings and representations, whether oral or written, respecting the matters covered by this Agreement are merged into and superseded by this written Agreement.  This Agreement supersedes in its entirety that certain Surface Use Agreement dated effective January 1, 2015 by and between Collins & Wallace Holdings, LLC, as Owner and Wolfberry Partners Resources LLC and High Sky Partners LLC, collectively as Operator, a memorandum of which can be found at document number 2015-20257, Official Public Records, Midland County, Texas, rendering said agreement terminated. This Agreement cannot be varied, modified, or waived except in writing signed by both Owner and Operator.

8.15                        Notices. Any notice, communication, request, instruction or other document required or permitted by this Agreement shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid air express, hand delivery, e-mail, or facsimile (except that notice given by facsimile or e-mail shall be effective upon receipt only if received during normal business hours, and if received after normal business hours, such notice shall be deemed given at the commencement of normal business hours on the next business day) as follows:

Owner	Operator
Collins & Wallace Holdings, LLC Attn: Land Manager 508 W. Wall Street, Suite 1200 Midland, Texas 79701	RSP Permian, L.L.C. Attn: Land Manager 200 N. Loraine, Suite 800 Midland, Texas 79701

Either Party may, by written notice so delivered to the other, change the address, facsimile transmission number or e-mail address of such Party to which or to whom delivery shall thereafter be made.

[signature page to follow]

EXECUTED by the Parties as of the Effective Date.

OWNER:	COLLINS & WALLACE HOLDINGS, LLC	OPERATOR:	RSP PERMIAN, L.L.C.

By:	/s/ Michael W. Wallace	By:	/s/ James E. Mutrie
	Michael W. Wallace, Manager		James E. Mutrie, Vice President and General Counsel